Filed Pursuant to Rule 433

Free Writing Prospectus dated

May 15, 2020

Relating to Preliminary Prospectus

Supplement dated May 15, 2020 and

Prospectus dated April 24, 2020

Registration No. 333-237836

Lockheed Martin Corporation

Pricing Term Sheet

May 15, 2020

	1.850% Notes due 2030	2.800% Notes due 2050

Issuer:	Lockheed Martin Corporation	Lockheed Martin Corporation

Security Type:	Senior Unsecured	Senior Unsecured

Trade Date:	May 15, 2020	May 15, 2020

Settlement Date (T+3)**:	May 20, 2020	May 20, 2020

Interest Payment Dates:	June 15 and December 15, beginning on December 15, 2020	June 15 and December 15, beginning on December 15, 2020

Expected Ratings*:	A3/A-/A-	A3/A-/A-

Size:	$400,000,000	$750,000,000

Maturity:	June 15, 2030	June 15, 2050

Coupon:	1.850% per annum, accruing from May 20, 2020	2.800% per annum, accruing from May 20, 2020

Price to Public:	99.780% of face amount, plus accrued interest, if any, from May 20, 2020	99.133% of face amount, plus accrued interest, if any, from May 20, 2020

Yield to Maturity:	1.874%	2.843%

Spread to Benchmark Treasury:	+125 basis points	+155 basis points

Benchmark Treasury:	1.500% due February 15, 2030	2.375% due November 15, 2049

Benchmark Treasury Price and Yield:	108-08+ / 0.624%	126-14+ / 1.293%

Optional Redemption:

Prior to March 15, 2030 (three months

prior to the maturity date), callable at

the greater of (a) 100% of the principal

amount and (b) the make-whole price

of T+20 basis points

Callable at par on or after March 15,

2030

Prior to December 15, 2049

(six months prior to the maturity date),

callable at the greater of (a) 100% of

the principal amount and (b) the make-

whole price of T+25 basis points

Callable at par on or after December 15, 2049

CUSIP #:	539830 BP3	539830 BQ1

ISIN #:	US539830BP37	US539830BQ10

Joint Book-Running Managers:	Mizuho Securities USA LLC Morgan Stanley & Co. LLC BofA Securities, Inc. Citigroup Global Markets Inc. Credit Agricole Securities (USA) Inc. J.P. Morgan Securities LLC

Joint Lead Managers:	Goldman Sachs & Co. LLC SMBC Nikko Securities America, Inc. TD Securities (USA) LLC U.S. Bancorp Investments, Inc.

Senior Co-Managers:	ANZ Securities, Inc. Barclays Capital Inc. Lloyds Securities Inc. RBC Capital Markets, LLC UniCredit Capital Markets LLC Wells Fargo Securities, LLC

Co-Managers:

Academy Securities, Inc.

Blaylock Van, LLC

C.L. King & Associates, Inc.

Drexel Hamilton, LLC

Mischler Financial Group, Inc.

Penserra Securities LLC

R. Seelaus & Co., LLC

Siebert Williams Shank & Co., LLC

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
**

The issuer expects that delivery of the notes will be made to investors on or about May 20, 2020, which will be the third business day following the date of this pricing term sheet (such settlement being referred to as “T+3”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of the prospectus supplement will be required, by virtue of the fact that the notes initially settle in T+3, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes on the date of pricing or the next succeeding business day should consult their advisors.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC that are incorporated by reference in the prospectus for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Mizuho Securities USA LLC, toll free at 1-866-271-7403 or Morgan Stanley & Co. LLC, toll free at 1-866-718-1649.

This pricing term sheet supplements the preliminary form of prospectus supplement issued by Lockheed Martin Corporation on May 15, 2020 relating to its prospectus dated April 24, 2020.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.